Exhibit 99.1

NEWS RELEASE
For Immediate Release
January 16, 2008

Chesapeake Announces Credit Agreement Amendment

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today announced that it has agreed with its lenders on amendment of certain fourth quarter 2007 covenants of its Senior Revolving Credit Facility in anticipation of the previously announced lower than expected fourth quarter 2007 operating results.

As previously announced, lower than expected fourth quarter volumes, most notably in the South African beverage business and certain areas within the pharmaceutical and healthcare packaging business, combined with higher than expected startup expenses for a new product line in the alcoholic drinks packaging business, are the primary reasons for the shortfall.    In addition, the company had expected to receive the cash proceeds from the sale of its tobacco packaging facility in Bremen, Germany before year end, but the cash proceeds were not received until the first week of January.  Preliminary 2007 operating earnings, excluding special items, are now expected to be approximately $41 million compared to $45 million for 2006.

The company’s Senior Revolving Credit Facility was amended for the fourth quarter of 2007 to increase the total leverage ratio from 5.00 to 5.30 and decrease the interest coverage ratio from 2.25 to 2.15.  The credit facility lending group is led by Wachovia Bank, N.A., as administrative agent.

“We appreciate the continued support of our bank group,” said Andrew J. Kohut, Chesapeake president & chief executive officer.  “Business conditions in our industry remain competitive, and we face short-term challenges.  However, we are encouraged by several successes with new orders.  We are also focused on exploring alternatives for non-core or redundant assets to improve our operating results and reduce debt.”

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 47 locations in Europe, North America, Africa and Asia and employs approximately 5,500 people worldwide.

Forward-looking Statements

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from the $25-million global cost savings program and to complete such activities in accordance with its planned timetable and within the expected cost range; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in government policies and regulations; changes in interest rates and credit availability; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

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Media Relations Contact: Joseph C. Vagi Manager - Corporate Communications (804) 697-1110 joe.vagi@cskcorp.com www.cskcorp.com	Investor Relations Contact: Joel K. Mostrom Executive Vice President & Chief Financial Officer (804) 697-1147 joel.mostrom@cskcorp.com www.cskcorp.com